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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                  FORM 12b-25

                                                 Commission File Number: 0-14427

                           NOTIFICATION OF LATE FILING

[X] Form 10-K   [ ] Form 11-K   [ ] Form 20-F   [ ] Form 10-Q   [ ] Form N-SAR

For Period Ended:                   June 30, 2000
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[  ]  Transition Report on Form 10-K       [  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form 20-F       [  ]  Transition Report on Form N-SAR
[  ]  Transition Report on Form 11-K

For the Transition Period Ended:
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         Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

         If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                         PART I. REGISTRANT INFORMATION

Full name of registrant:                    Display Technologies, Inc.

Former name if applicable:                  La-Man Corporation

Address of principal executive office:      5029 Edgewater Drive

City, State and Zip Code:                   Orlando, Florida 32810


                        PART II. RULES 12B-25(b) AND (c)

         If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.

[X]  (a)          The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b)          The subject annual report, semi-annual report, transition
                  report on Form 10-K, 20-F, 11-K or Form N-SAR or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ]  (c)          The accountant's statement or other exhibit required by Rule
                  12b-25(c) has been attached if applicable.

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                               PART III. NARRATIVE

         The Form 10-K Annual Report of Display Technologies, Inc. for the fiscal year ended June 30, 2000 cannot be filed within the prescribed time period because the gathering of information in connection with, as well as the preparation and completion of, the financial statements for the Form 10-K has required an unexpectedly substantial amount of time. Accordingly, additional time is required to complete the financial statements to be included in the Form 10-K. Display Technologies, Inc. has filed today a Form 8-K Current Report that provides, among other information, preliminary information regarding its forthcoming year-end operating results.

                           PART IV. OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

         Marshall S. Harris                          (407)        521-7477
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           (Name)                                 (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                          [X] Yes   [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                          [X] Yes   [ ] No

                           Display Technologies, Inc.
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                  (Name of Registrant as specified in charter)


Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 29, 2000         By:      /s/ TODD D. THRASER
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                                          Todd D. Thrasher
                                          Vice President& Treasurer (CFO)